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                                  EXHIBIT 11
                                  -----------

                           BANK OF BOSTON CORPORATION

                       Computation of Per Share Earnings

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


EARNINGS (in millions)                                                  Years Ended December 31

                                                                           1996         1995        1994
                                                                         -------      -------     -------
 1.   Net income                                                        $    650     $    678    $    542

 2.   Less:  Preferred dividends                                              37           37          37
                                                                        --------     --------    --------
 3.   Net income applicable to primary
       earnings per common share                                        $    613     $    641    $    505

 4.   Add: Interest expense on convertible
       debentures, net of tax                                                                           4
                                                                        --------     --------    --------

 5.   Net income applicable to fully
       diluted earnings per common share                                $    613     $    641    $    509
                                                                        ========     ========    ========

      SHARES (in thousands)
      ------

 6.   Weighted average number of common shares
       outstanding                                                       153,529      153,856     148,913

 7.   Incremental shares from assumed exercise
       of dilutive stock options as of the
       beginning of the period using the treasury
       stock method                                                        2,583        2,027         674

 8.   Incremental shares from assumed conversion
       of debentures at date of issuance                                                  885       4,029
                                                                        --------     --------    --------


 9.   Adjusted number of common shares                                   156,112      156,768     153,616
                                                                        ========     ========    ========

      PER SHARE CALCULATION
      ---------------------

 10.  Primary net income per common share                               $   3.99     $   4.17    $   3.39
      (Item 3 / Item 6); see note below

 11.  Fully diluted net income per common share
       (Item 5 / Item 9); see note below                                $   3.93     $   4.09    $   3.31

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Note - Income per common share before extraordinary item, net of tax, on both a primary and fully diluted basis for the year ended December 31, 1994 is computed by adding to the numerator the extraordinary loss from early extinguishment of debt of $7 million.